As filed with the Securities and Exchange Commission on February 24, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELI LILLY AND COMPANY

(Exact name of registrant as specified in its charter)

INDIANA	LILLY CORPORATE CENTER INDIANAPOLIS, INDIANA 46285	35-0470950
(State or other jurisdiction Of incorporation or organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

The Lilly Employee 401(k) Plan

The Savings Plan for Lilly Affiliate Employees in Puerto Rico

The Lilly Excess Savings Plan

The Excess Savings Plan (GAP Savings) for Eli Lilly Affiliate Employees in Puerto Rico

Robert A. Armitage, Senior Vice President and General Counsel

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

Telephone number, including area code, of agent for service: 317-276-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common (2)	8,550,000	$34.40	$294,120,000	$34,147.33
Common (3)	450,000	$34.40	$15,480,000	$1,797.23
Common (4)	100,000	$34.40	$3,440,000	$399.39
Common (5)	50,000	$34.40	$1,720,000	$199.70

(1)	Pursuant to Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of Registrant’s Common Stock in the consolidated reporting system on February 22, 2011.
(2)	The Lilly Employee 401(k) Plan (the “U.S. Plan”)
(3)	The Savings Plan for Lilly Affiliate Employees in Puerto Rico (the “P.R. Plan”)
(4)	The Lilly Excess Savings Plan (the “U.S. Excess Plan”)
(5)	The Excess Savings Plan (GAP Savings) for Eli Lilly Affiliate Employees in Puerto Rico (the “P.R. Excess Plan”)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein (the “Plans”).

PART I

Item 1.	PLAN INFORMATION

Not included pursuant to Form S-8 instructions.

Item 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not included pursuant to Form S-8 instructions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are incorporated in this Registration Statement by reference:

•	The Annual Report of Eli Lilly and Company (the “Company” or “Registrant”) on Form 10-K for the fiscal year ended December 31, 2010; and

•

The description of the Company’s common stock contained in the Company’s Registration Statement under the Securities Exchange Act of 1934 with respect to that stock filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating that description.

All documents filed by the Company and the Plans pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of those documents with the Commission.

Item 4.	DESCRIPTION OF SECURITIES

Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Indiana Business Corporation Law provides that a corporation, unless limited by its Articles of Incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

To the fullest extent permitted by the Indiana Business Corporation Law, the Company’s Articles of Incorporation provide for indemnification of directors, officers, and employees of the Company against any and all liability and expense actually and reasonably incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, (a) those persons must have been wholly successful in the claim or action on the merits or otherwise or (b) the Board of Directors, independent legal counsel, or the shareholders must have determined that such persons acted in good faith in what they reasonably believed to be in the best interests of the Company (or in the case of conduct not in the individual’s official capacity with the Company, at least not opposed to its best interests) and, in addition, in any criminal action, had no reasonable cause to believe that their conduct was unlawful or had reasonable cause to believe their conduct was lawful.

Officers and directors of the Company are insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act of 1933.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description

4.1	The Lilly Employee 401(k) Plan

4.2	The Savings Plan for Lilly Affiliate Employees in Puerto Rico

4.3	The Lilly Excess Savings Plan

4.4	The Excess Savings Plan (GAP Savings) for Eli Lilly Affiliate Employees in Puerto Rico

8	IRS determination letter regarding The Lilly Employee 401(k) Plan, dated December 12, 2002

23	Consent of Ernst & Young LLP, Independent Auditors

Note:	An opinion of counsel as to the legality of the securities being registered is not included because original issuance securities will not be acquired. An IRS determination letter for the U.S. Plan is attached as Exhibit 8, and the Company filed an application for an updated determination letter on November 30, 2010. Neither an opinion of counsel concerning compliance with the requirements of ERISA nor a determination letter that the P.R. Plan is qualified under the applicable Puerto Rico Internal Revenue Code provisions is included. The Company, the sponsor of the U.S. Plan, and Lilly del Caribe, Inc., the sponsor of the P.R. Plan, will submit each Plan and any amendments to the IRS or Puerto Rico Treasury, as applicable, in a timely manner and will make all changes required by the relevant authority in order to qualify each Plan. No opinions of counsel are required for the U.S. Excess Plan or the P.R. Excess Plan, as neither plan is subject to tax qualification requirements.

Item 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on February 24, 2011.

ELI LILLY AND COMPANY

By	/s/ John C. Lechleiter
John C. Lechleiter, Chairman of the Board,
President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 24, 2011, by the following persons in the capacities indicated.

Signature	Title

/s/ John C. Lechleiter	Chairman of the Board, President, Chief Executive Officer, and a Director (principal executive officer)
John C. Lechleiter, Ph.D.

/s/ Derica W. Rice	Executive Vice President, Global Services, and Chief Financial Officer (principal financial officer)
Derica W. Rice

/s/ Arnold C. Hanish	Vice President, Finance, and Chief Accounting Officer (principal accounting officer)
Arnold C. Hanish

/s/ Ralph Alvarez	Director
Ralph Alvarez

/s/ Sir Winfried Bischoff	Director
Sir Winfried Bischoff

/s/ Michael L. Eskew	Director
Michael L. Eskew

/s/ Martin S. Feldstein	Director
Martin S. Feldstein, Ph.D.

/s/ J. Erik Fyrwald	Director
J. Erik Fyrwald

/s/ Alfred G. Gilman	Director
Alfred G. Gilman, M.D., Ph.D.

/s/ R. David Hoover	Director
R. David Hoover

/s/ Karen N. Horn	Director
Karen N. Horn, Ph.D.

/s/ Ellen R. Marram	Director
Ellen R. Marram

/s/ Douglas R. Oberhelman	Director
Douglas R. Oberhelman

/s/ Franklyn G. Prendergast	Director
Franklyn G. Prendergast, M.D., Ph.D.

/s/ Kathi P. Seifert	Director
Kathi P. Seifert

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on February 24, 2011.

The Lilly Employee 401(k) Plan

By	/s/ Stacey M. Roberson
Stacey M. Roberson
Secretary, Employee Benefits Committee
Plan Administrator

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on February 24, 2011.

The Savings Plan for Lilly Affiliate Employees in Puerto Rico

By	/s/ Stacey M. Roberson
Stacey M. Roberson
Secretary, Employee Benefits Committee
Plan Administrator

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on February 24, 2011.

The Lilly Excess Savings Plan

By	/s/ Stacey M. Roberson
Stacey M. Roberson
Secretary, Employee Benefits Committee
Plan Administrator

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on February 24, 2011.

The Excess Savings Plan (GAP Savings) for Eli Lilly Affiliate Employees in Puerto Rico

By	/s/ Stacey M. Roberson
Stacey M. Roberson
Secretary, Employee Benefits Committee
Plan Administrator

INDEX TO EXHIBITS

The following documents are filed as part of this Registration Statement:

Exhibit

4.1	The Lilly Employee 401(k) Plan

4.2	The Savings Plan for Lilly Affiliate Employees in Puerto Rico

4.3	The Lilly Excess Savings Plan

4.4	The Excess Savings Plan (GAP Savings) for Eli Lilly Affiliate Employees in Puerto Rico

8	IRS determination letter regarding The Lilly Employee 401(k) Plan, dated December 12, 2002

23	Consent of Ernst & Young LLP, Independent Auditors